EXHIBIT 99

NEWS RELEASE FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
INVESTORS Gregg Waldon, Stellent, Inc. (952)903-2003 gregg.waldon@stellent.com

Jim Fanucchi Summit IR Group Inc. (408)404-5400 jim@summitirgroup.com

MEDIA Amanda Kohls Haberman & Associates, Inc. (612)338-3900 amanda@habermaninc.com

STELLENT COMPLETES MERGER WITH OPTIKA

Combined company supports full spectrum of unstructured content management needs; former Optika CEO Mark Ruport appointed executive vice president of operations for Stellent

EDEN PRAIRIE, MN, May 28, 2004 — Stellent, Inc. (Nasdaq: STEL), a global provider of content management solutions, announced today that at separate special meetings, the shareholders of Stellent and Optika Inc. (Nasdaq: OPTK) approved the merger between the two companies. In the merger, which was completed shortly after the shareholder meetings, Stellent acquired Optika for approximately 4.2 million shares of Stellent common stock, $10 million in cash and the assumption by Stellent of Optika’s outstanding options. With the closing of the merger, former stockholders of Optika now own approximately 16 percent of the outstanding shares of Stellent common stock, and former Stellent shareholders own approximately 84 percent of the combined entity.

     “We are extremely pleased to have completed this significant transaction, which allows us to now support the full spectrum of customers’ unstructured content management needs — from active content such as documents and Web pages, to fixed content including scanned images and records,” said Robert Olson, president and chief executive officer (CEO) for Stellent. “This merger strengthens and expands the breadth of our product suite with Optika’s best-of-breed imaging and business process management capabilities. In addition, the acquisition allows the combined company to immediately leverage a larger marquee customer base of approximately 3,500 companies; grow its partner and channel reach; and capitalize on increased financial strength.”

     Mark Ruport, former president, CEO and chairman of Optika Inc., has been appointed executive vice president of operations for Stellent. In this role, Ruport is responsible for the strategy and execution of Stellent’s worldwide sales, consulting services and alliances organizations, and reports to Olson. “We are excited about the opportunities we expect this merger will bring to our customers and shareholders,” Ruport commented. “Both companies are committed to our customers and have successfully demonstrated an ability to drive rapid success for them through fast implementations and quick user adoption of our solutions. We look forward to bringing a broader product set to new and existing customers to help them with both line-of-business and enterprise-wide content management challenges.”

     Further organizational changes include the addition of Alan Menkes, a former Optika board member, to Stellent’s board of directors. Menkes became an Optika director in March 2☐ He is the managing partner of Empeiria Capital, a private equity investing firm. Prior to that position, Menkes was a partner of Thomas Weisel Partners, where he also served as co-director of the private equity department and a member of Thomas Weisel’s Executive Committee.

     “The merger between Stellent and Optika strongly positions the company in the content management industry,” said Joshua Duhl, research director of content technologies for IDC. “By joining these two product lines, Stellent now addresses the broad range of functionality required to effectively meet customers’ diverse content management requirements surrounding both dynamic and fixed content. Furthermore, the combined company revenues and customer base will strengthen Stellent’s market position in the content management arena.”

     “As the content management market continues to expand to approximately $9 billion by 2007, it is critical for vendors to effectively meet customers’ diverse content management requirements surrounding both active and fixed content,” said Andrew Warzecha, senior vice president of META Group. “Often, this process involves offering Web content management, document management, digital asset management and imaging/business process management functionalities that can be scaled for use across numerous applications within an organization.”

     “Our content management needs continue to grow and expand as the amount of unstructured content within our organization proliferates at a rapid pace,” said Lisa Rikand, IT group business consultant for Ameren, a Stellent customer. “We are thrilled that, with the addition of the Optika product line, Stellent is now able to easily and effectively manage both our active and fixed business content. By powering a wide range of applications — from accounts payable to corporate intranets — Stellent makes it easier for Ameren to effectively manage and leverage the content and information assets that exist across our company.”

Conference Call and Webcast

     Stellent will host a conference call and Webcast at 3:30 p.m. CDT on Thursday, June 3, 2004, to discuss the completion of the merger. Callers in the United States can dial 1-877-283-9137, and international callers can dial 1-303-542-7902. Participants are encouraged to dial in at least five minutes before the start time. Time will be allotted for questions and answers. Access to the live Webcast will be available via the investor relations area of Stellent’s Web site (www.stellent.com) on the day of the event.

     Investors unable to participate in the live conference call and Webcast may access a replay of the event via the investor relations area of Stellent’s Web site.

About Stellent, Inc.

     Stellent, Inc. (www.stellent.com) is a global provider of content management software solutions that drive rapid success for customers by enabling fast implementations and generating quick, broad user adoption.

With Stellent, customers can easily deploy multiple, line-of-business applications — such as accounts payable imaging, claims processing, Web sites, call centers, compliance processes and dealer extranets — and also scale the technology to support enterprise-wide content management needs.

     Stellent has more than 3,500 customers, including Procter & Gamble, Merrill Lynch, Los Angeles County, The Home Depot, British Red Cross, ING, GlaxoSmithKline, Georgia Pacific, Bayer Corp., Coca-Cola FEMSA, Emerson Process Management and Genzyme Corp. The company is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe, Asia-Pacific and Latin America.

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Any forward-looking statements in this release, including statements regarding opportunities the merger will bring to customers and shareholders and the size of the content management market, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company’s products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are registered trademarks or trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.